UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

        NationsHealth, Inc. (formerly Millstream Acquisition Corporation)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   601316102
                              --------------------
                                 (CUSIP Number)

                                 August 31, 2004
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |X|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 601316102                    13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Partners

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)[ ]

                                                                       (b)[ ]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      New York

--------------------------------------------------------------------------------

                             5     SOLE VOTING POWER
                                   146,000 shares
           Number of      ------------------------------------------------------
             Shares
          Beneficially       6     SHARED VOTING POWER
            Owned By               0 shares
              Each        ------------------------------------------------------
           Reporting
             Person          7     SOLE DISPOSITIVE POWER
              With                 146,000 shares
                          ------------------------------------------------------

                             8     SHARED DISPOSITIVE POWER
                                   0 shares
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                146,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                           0.6%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                           PN

--------------------------------------------------------------------------------

CUSIP No. 601316102                    13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Barry Rubenstein

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)[ ]

                                                                       (b)[ ]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  United States

--------------------------------------------------------------------------------

                             5     SOLE VOTING POWER
                                   0 shares
           Number of      ------------------------------------------------------
             Shares
          Beneficially       6     SHARED VOTING POWER
            Owned By               401,000 shares
              Each        ------------------------------------------------------
           Reporting
             Person          7     SOLE DISPOSITIVE POWER
              With                 0 shares
                          ------------------------------------------------------

                             8     SHARED DISPOSITIVE POWER
                                   401,000 shares
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                401,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                           1.5%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                           IN

--------------------------------------------------------------------------------

CUSIP No. 601316102                    13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Marilyn Rubenstein

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)[ ]

                                                                       (b)[ ]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  United States

--------------------------------------------------------------------------------

                             5     SOLE VOTING POWER
                                   0 shares
           Number of      ------------------------------------------------------
             Shares
          Beneficially       6     SHARED VOTING POWER
            Owned By               401,000 shares
              Each        ------------------------------------------------------
           Reporting
             Person          7     SOLE DISPOSITIVE POWER
              With                 0 shares
                          ------------------------------------------------------

                             8     SHARED DISPOSITIVE POWER
                                   401,000 shares
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                401,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                           1.5%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                           IN

--------------------------------------------------------------------------------

CUSIP No. 601316102                    13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Venture Fund

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)[ ]

                                                                       (b)[ ]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      New York

--------------------------------------------------------------------------------

                             5     SOLE VOTING POWER
                                   135,000 shares
           Number of      ------------------------------------------------------
             Shares
          Beneficially       6     SHARED VOTING POWER
            Owned By               0 shares
              Each        ------------------------------------------------------
           Reporting
             Person          7     SOLE DISPOSITIVE POWER
              With                 135,000 shares
                          ------------------------------------------------------

                             8     SHARED DISPOSITIVE POWER
                                   0 shares
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                135,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                           0.5%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                           PN

--------------------------------------------------------------------------------

CUSIP No. 601316102                    13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Seneca Ventures

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)[ ]

                                                                       (b)[ ]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      New York

--------------------------------------------------------------------------------

                             5     SOLE VOTING POWER
                                   120,000 shares
           Number of      ------------------------------------------------------
             Shares
          Beneficially       6     SHARED VOTING POWER
            Owned By               0 shares
              Each        ------------------------------------------------------
           Reporting
             Person          7     SOLE DISPOSITIVE POWER
              With                 120,000 shares
                          ------------------------------------------------------

                             8     SHARED DISPOSITIVE POWER
                                   0 shares
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                120,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                           0.5%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                           PN

--------------------------------------------------------------------------------

CUSIP No. 601316102                    13G
--------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Services Corp.

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)[ ]

                                                                       (b)[ ]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      New York

--------------------------------------------------------------------------------

                             5     SOLE VOTING POWER
                                   0 shares
           Number of      ------------------------------------------------------
             Shares
          Beneficially       6     SHARED VOTING POWER
            Owned By               255,000 shares
              Each        ------------------------------------------------------
           Reporting
             Person          7     SOLE DISPOSITIVE POWER
              With                 0 shares
                          ------------------------------------------------------

                             8     SHARED DISPOSITIVE POWER
                                   255,000 shares
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                255,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                           1.0%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                           CO

--------------------------------------------------------------------------------

ITEM 1.

          (a)      Name of Issuer:

                   NationsHealth, Inc., formerly Millstream Acquisition Corporation

          (b)      Address of Issuer's Principal Executive Offices:

                   13650 N.W. 8th Street
                   Suite 109
                   Sunrise, Florida 33325

ITEM 2.

1.        (a)      Name of Person Filing:          Woodland Partners

          (b)      Address of Principal Business Office, or, if none, Residence:
                                                   68 Wheatley Road
                                                   Brookville, New York 11545

          (c)      Place of Organization:          New York

          (d)      Title of Class of  Securities:  Common Stock, par value
                                                   $0.0001 per share


          (e)      CUSIP Number:                   601316102


2.        (a)      Name of Person Filing:          Barry Rubenstein

          (b)      Address of Principal Business Office, or, if none, Residence:
                                                   68 Wheatley Road
                                                   Brookville, New York 11545

          (c)      Citizenship:                    United States

          (d)      Title of Class of Securities:   Common Stock, par value
                                                   $0.0001 per share

          (e)      CUSIP Number:                   601316102


3.        (a)      Name of Person Filing:          Marilyn Rubenstein

          (b)      Address of Principal Business Office, or, if none, Residence:
                                                   68 Wheatley Road
                                                   Brookville, New York 11545

          (c)      Citizenship:                    United States

          (d)      Title of Class of Securities:   Common Stock, par value
                                                   $0.0001 per share

          (e)      CUSIP Number:                   601316102


4.        (a)      Name of Person Filing:          Woodland Venture Fund

          (b)      Address of Principal Business Office, or, if none, Residence:
                                                   68 Wheatley Road
                                                   Brookville, New York 11545

          (c)      Place of Organization:          New York

          (d)      Title of Class of Securities:   Common Stock, par value
                                                   $0.0001 per share

          (e)      CUSIP Number:                   601316102

5.        (a)      Name of Person Filing:          Seneca Ventures

          (b)      Address of Principal Business Office, or, if none, Residence:
                                                   68 Wheatley Road
                                                   Brookville, New York 11545

          (c)      Place of Organization:          New York

          (d)      Title of Class of Securities:   Common Stock, par value
                                                   $0.0001 per share

          (e)      CUSIP Number:                   601316102

6.        (a)      Name of Person Filing:          Woodland Services Corp.

          (b)      Address of Principal Business Office, or, if none, Residence:
                                                   68 Wheatley Road
                                                   Brookville, New York 11545

          (c)      Place of Organization:          New York

          (d)      Title of Class of Securities:   Common Stock, par value
                                                   $0.0001 per share

          (e)      CUSIP Number:                   601316102

ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

          (a)      [ ]     Broker or dealer  registered  under section 15 of the
                           Act (15 U.S.C.78o).

          (b)      [ ]     Bank as  defined  in  section  3(a)(6) of the Act (15
                           U.S.C. 78c).

          (c)      [ ]     Insurance  company as defined in section  3(a)(19) of
                           the Act (15 U.S.C. 78c).

          (d)      [ ]     Investment  company as registered  under Section 8 of
                           the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e)      [ ]     An   investment    adviser   in    accordance    with
                           ss.240.13d-1(b)(1)(ii)(E).

          (f)      [ ]     An  employee   benefit  plan  or  endowment  fund  in
                           accordance with ss.240.13d-1(b)(1)(ii)(F).

          (g)      [ ]     A  parent  holding   company  or  control  person  in
                           accordance with ss.240.13d-1(b)(1)(ii)(G).

          (h)      [ ]     A savings  associations as defined in Section 3(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i)      [ ]     A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

          (j)      [ ]     Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

          The following includes securities of NationsHealth, Inc. held by the reporting persons as of August 31, 2004. The percentages set forth below are calculated based on the assumption that the Issuer has 26,150,000 shares of Common Stock issued and outstanding as of August 31, 2004.

1.        Woodland Partners:

          (a)      Amount Beneficially Owned:   146,000(1,2) shares.

          (b)      Percent of Class:            0.6%

          (c)      Number of shares as to which such person has:

                   (i)     sole   power  to  vote  or  to   direct   the   vote:
                           146,000(1,2) shares.

                   (ii)    shared power to vote or to direct the vote: 0 shares.

                   (iii) sole power to dispose or to direct the disposition of: 146,000(1,2) shares.

                   (iv) shared power to dispose or to direct the disposition of: 0 shares.

2.        Barry Rubenstein:

          (a) Amount Beneficially Owned: 401,000(1,2,3,4,5) shares. Barry Rubenstein is a general partner of Seneca Ventures, Woodland Venture Fund and Woodland Partners and an officer and director of Woodland Services Corp. Mr. Rubenstein is the husband of Marilyn Rubenstein.

          (b)      Percent of Class:            1.5%

          (c)      Number of shares as to which such person has:

                   (i)     sole power to vote or to direct the vote: 0 shares.

                   (ii)    shared   power  to  vote  or  to  direct   the  vote:
                           401,000(1,2,3,4,5) shares.

                   (iii) sole power to dispose or to direct the disposition of: 0 shares.

                   (iv) shared power to dispose or to direct the disposition of: 401,000(1,2,3,4,5) shares.

3.        Marilyn Rubenstein:

          (a) Amount Beneficially Owned: 401,000(1,2,3,4,5) shares. Marilyn Rubenstein is a general partner of Woodland Partners and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.

          (b)      Percent of Class:            1.5%

          (c)      Number of shares as to which such person has:

                   (i)     sole power to vote or to direct the vote: 0 shares.

                   (ii)    shared   power  to  vote  or  to  direct   the  vote:
                           401,000(1,2,3,4,5) shares.

                   (iii) sole power to dispose or to direct the disposition of: 0 shares.

                   (iv) shared power to dispose or to direct the disposition of: 401,000(1,2,3,4,5) shares.

--------------------------------
(1)  Includes 100,000 shares of Common Stock owned by Woodland Partners.

(2) Includes 46,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Partners.

(3)  Includes 135,000 shares of Common Stock owned by Woodland Venture Fund.

(4)  Includes 120,000 shares of Common Stock owned by Seneca Ventures.

(5) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

4.        Woodland Venture Fund:

          (a)      Amount Beneficially Owned:   135,000(3) shares.

          (b)      Percent of Class:            0.5%

          (c)      Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote: 135,000(3) shares.

                   (ii)    shared power to vote or to direct the vote: 0 shares.

                   (iii) sole power to dispose or to direct the disposition of: 135,000(3) shares.

                   (iv) shared power to dispose or to direct the disposition of: 0 shares.

5         Seneca Ventures:

          (a)      Amount Beneficially Owned:   120,000(4) shares.

          (b)      Percent of Class:            0.5%

          (c)      Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote: 120,000(4) shares.

                   (ii)    shared power to vote or to direct the vote: 0 shares.

                   (iii) sole power to dispose or to direct the disposition of: 120,000(4) shares.

                   (iv) shared power to dispose or to direct the disposition of: 0 shares.

6.        Woodland Services Corp.:

          (a) Amount Beneficially Owned: 255,000(3,4,5,) shares. Woodland Services Corp. is a general partner of Seneca Ventures and Woodland Venture Fund.

          (b)      Percent of Class:            1.0%

          (c)      Number of shares as to which such person has:

                   (i)     sole power to vote or to direct the vote: 0 shares.

                   (ii)    shared   power  to  vote  or  to  direct   the  vote:
                           255,000(3,4,5) shares.

                   (iii) sole power to dispose or to direct the disposition of: 0 shares.

                   (iv) shared power to dispose or to direct the disposition of: 255,000(3,4,5) shares.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

INSTRUCTION:  Dissolution of a group requires a response to this item.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

ITEM 10.  CERTIFICATION.

          (b)      The  following   certification   shall  be  included  if  the
                   statement is filed pursuant to ss.240.13d-1(c):

                   By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated:  September 20, 2004
                                   WOODLAND VENTURE FUND


                                   By:  /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner


                                   SENECA VENTURES


                                   By:  /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner


                                   WOODLAND PARTNERS


                                   By:  /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, a General Partner


                                   WOODLAND SERVICES CORP.


                                   By:  /s/ Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein, President


                                   /s/ Barry Rubenstein
                                   ---------------------------------------------
                                        Barry Rubenstein

                                   /s/ Marilyn Rubenstein
                                   ---------------------------------------------
                                        Marilyn Rubenstein


ATTENTION:  INTENTIONAL  MISSTATEMENTS  OR OMISSIONS OF FACT CONSTITUTE  FEDERAL
            CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)